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                                                                             EXHIBIT 12


                                          Murphy Oil Corporation and Consolidated Subsidiaries
                                            Computation of Ratio of Earnings to Fixed Charges
                                                (Thousands of dollars except for ratios)


                                                  Six Months
                                                     Ended
                                                    June 30                         Years Ended December 31,
                                               ------------------     -----------------------------------------------------
                                                 1994       1993        1993       1992       1991       1990       1998
                                               -------     ------     -------     ------     ------     -------     -------

EARNINGS
- --------
  Incom from continuing operations before
   income taxes, minority interest, and
   extraodinary item.....................      $51,204     46,530     133,627     69,325     30,015     252,729     177,311
  (Income)/loss from equity companies....         (570)      (423)       (973)    (2,180)    (1,174)     (1,276)      1,001
  Dividends from equity companies........          131      3,800       4,957      1,482        676         478         701
  Fixed charges - detailed below.........        6,555      5,466      10,529     19,793     33,892      39,757      48,456
  Interest capitalized...................       (2,878)    (2,287)     (5,414)    (2,254)    (2,972)     (3,743)     (3,828)
                                               -------     ------     -------     ------     ------     -------     -------
    Adjusted earnings....................      $54,442     53,086     142,726     86,166     60,437     287,945     223,641
                                               =======     ======     =======     ======     ======     =======     =======

FIXED CHARGES
- -------------

  Interest expense (includes amortization of debt
   expense and discount or premium related to
   indebtedness).........................      $ 5,011      3,995       7,614     17,079     30,982      36,553      45,368
  Interest portion of rent expense.......        1,544      1,471       2,915      2,714      2,910       3,204       3,088
                                               -------     ------     -------     ------     ------     -------     -------
     Total fixed charges.................      $ 6,555      5,466      10,529     19,793     33,892      39,757      48,456
                                               =======     ======     =======     ======     ======     =======     =======
RATIO EARNINGS TO FIXED CHARGES..........         8.31       9.71       13.56       4.35       1.78        7.24        4.62
                                                  ====       ====       =====       ====       ====        ====        ====

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